[Miller Canfield Letterhead]

Exhibit 5.2

October 9, 2003

Domino’s Franchise Holding Co.

Domino’s Pizza PMC, Inc.

Domino’s Pizza LLC

c/o Domino’s, Inc.

30 Frank Lloyd Wright Drive

Ann Arbor, Michigan 48106

Gentlemen:

In connection with the registration under the Securities Act of 1933, as amended (the “Act”), of $403,000,000 aggregate principal amount of the 8¼% Senior Subordinated Notes due 2011 (the “Exchange Notes”) of Domino’s, Inc. (the “Company”) to be issued in exchange for the Company’s outstanding unregistered 8¼% Senior Subordinated Notes due 2011 pursuant to (a) the Indenture dated as of June 25, 2003 (the “Indenture”) by and among the Company, Domino’s Franchise Holding Co., a Michigan corporation and a subsidiary of the Company (“Franchise”), Domino’s Pizza PMC, Inc., a Michigan corporation and a subsidiary of the Company (“PMC”), Domino’s Pizza LLC, a Michigan limited liability company and a subsidiary of the Company (“Pizza” and collectively with Franchise and PMC the “Michigan Subsidiary Guarantors”), the Company’s other subsidiaries listed on the signature pages of the Indenture (the Michigan Subsidiary Guarantors and such other subsidiaries, the “Subsidiary Guarantors”), and BNY Midwest Trust Company, as trustee (the “Trustee”), and (b) the Registration Rights Agreement dated as of June 25, 2003 (the “Registration Rights Agreement”) by and among the Company, the Subsidiary Guarantors, and J.P. Morgan Securities Inc., Banc of America Securities LLC, Banc One Capital Markets, Inc., Bear, Stearns & Co. Inc., Citigroup Global Markets Inc., Credit Suisse First Boston LLC, Goldman, Sachs & Co., and Lehman Brothers Inc., we, as special Michigan counsel to the Michigan Subsidiary Guarantors and at their request, have examined such corporate and limited liability company records, certificates, and other documents, and considered such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Based on that examination, it is our opinion that:

1.    Each of the Michigan Subsidiary Guarantors has duly authorized, executed, and delivered the Indenture.

MILLER, CANFIELD, PADDOCK AND STONE P.L.C.

Domino’s Franchise Holding Co.

Domino’s Pizza PMC, Inc.

Domino’s Pizza LLC

2.    The guaranty of the Exchange Notes by each of the Michigan Subsidiary Guarantors (the “Guaranty”) has been duly authorized by each Michigan Subsidiary Guarantor.

3.    The execution, delivery, and performance by the Michigan Subsidiary Guarantors of the Indenture and the Guaranty do not violate any Michigan statutory laws or regulations.

The foregoing opinions are limited to the laws of the State of Michigan, and we express no opinion as to the effect of the laws of any other jurisdiction. The law covered by our opinions consists of the statutes, the judicial and administrative decisions, and the rules and regulations of agencies of the State of Michigan. The law covered by our opinions does not include the statutes or ordinances, the administrative decisions, or the rules or regulations of cities, counties, towns, townships, municipalities or political subdivisions (whether created or enabled at the State or regional level), or judicial decisions to the extent that they deal with any of the foregoing.

We express no opinion (and nothing in this letter should be construed as implying any such opinion) with respect to investment property, margin lending, securities, pension benefit, trade regulation, antitrust, tax, labor, or banking laws or regulations which may be applicable to any of the transactions contemplated by the Indenture or the Guaranty or any other related documents.

With your approval, we have relied as to certain matters on information obtained from public officials and other sources believed by us to be responsible.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal matters” in the prospectus forming a part of the Registration Statement. We also hereby consent to Ropes & Gray LLP relying upon this opinion in providing any opinion to be delivered by them in respect of the foregoing. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/    MILLER, CANFIELD, PADDOCK AND STONE P.L.C.